Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 84 to Registration Statement No. 002-79755 on Form N–1A of our report dated January 16, 2019 relating to the financial statements and financial highlights of Fidelity Growth Company Fund, and our report dated January 17, 2019 relating to the financial statements and financial highlights of Fidelity Series Growth Company Fund, each a fund of Fidelity Mt. Vernon Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Mt. Vernon Street Trust for the year ended November 30, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 18, 2019